EXHIBIT 15.0

May 13, 2004

Offshore Logistics, Inc.

Lafayette, Louisiana

Re: Registration Statement No. 33-

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated October 24, 2003 and January 26, 2004 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New Orleans, Louisiana